Exhibit 10.2

May 20, 2024

DELIVERED VIA EMAIL

Dear Peter,

On behalf of Terran Orbital Corporation, we are pleased to conditionally offer you employment with Terran Orbital Operating Company (the “Company”), a Terran Orbital Company.

As a member of the Terran Orbital family, your anticipated start date will be Monday, June 3, 2024. Your initial position will be Executive Vice President and Chief Operating Officer (LCAT: EXEC), reporting to Marc Bell, Chief Executive Officer, in our Irvine, CA office at 50 Technology Drive, Irvine, CA 92618. Your job duties will include but not be limited to overseeing ongoing business operations and leading the execution of strategy development by you and the other Executive Leadership Team members, focusing on driving the development and execution of strategic initiatives that align with the company's goals and objectives. This position is a full-time position in the office with regularly scheduled hours of forty (40). Of course, actual hours may vary depending on the Company’s business needs.

Your annualized salary is $450,000, subject to appropriate tax withholdings and deductions. As an exempt employee, you will not be entitled to overtime pay, and your salary is intended to cover all hours worked, including any hours worked in excess of 40 in a workweek or overtime as otherwise mandated by applicable state law. You are eligible to earn a discretionary performance bonus on an annual basis. The annual target bonus will be 100% of base salary for each full calendar year of employment. While whether to pay a bonus and the amount of any such bonus rests in the Company’s sole discretion, the Company generally will provide you with basic goals on an annual basis and, in its discretion, analyze whether the goals were achieved as part of its determination of potential annual bonus payment. However, at all times, the Company retains the discretion to deviate from any bonus payout that would have been appropriate based on the achievement of such goals based on personal performance. Subject to applicable law, in order to earn any bonus, you must be employed as of the date of payment. The Company will also advance you a one-time signing bonus of $50,000, subject to applicable taxes and withholdings.

During your employment, you will be eligible for employee benefits consistent with the Company’s practices and applicable law and in accordance with the terms of the applicable benefit plans and/or Company policies, as they currently exist and subject to any future modifications in the Company’s discretion, to the maximum extent permitted by applicable law. These benefits currently include group health insurance and other insurance and related benefits as well as paid time off benefits such as paid holidays, unlimited PTO and 5 days (40 hours) of paid sick leave, to be awarded on date of hire and subsequently annually. For a period of up to 12 months, you will be permitted to use a company-leased apartment in Irvine, California, at no cost to you. However, you will be responsible for upkeep of the premises and liable for any damage or wear and tear beyond reasonable limits and any other requirements of tenancy that the Company should impose. As a condition of your employment, you are required to relocate full-time to Irvine, California no later than August 1, 2024.

Within ninety (90) days of the date hereof, you will receive a grant of 400,000 restricted stock units (“RSUs”) issued under the Terran Orbital Corporation 2021 Omnibus Incentive Plan (“Plan”). Vesting will be annually over four (4) years from the date of grant, and such grant will be subject to the approval of the Board of Directors of Terran Orbital and the terms and conditions of the Plan, the applicable award agreement governing RSUs, any other documents evidencing or setting out the terms of the award and applicable securities laws. Plan awards and the underlying equity have been registered on Terran Orbital’s Form S-8, which is on file with the U.S. Securities and Exchange Commission and available on our website at www.terranorbital.com.

During your employment, you will be subject to all of the policies, rules and regulations applicable to employees of the Company, as they currently exist and subject to any future modifications in the Company’s discretion including, without limitation, maintaining as confidential proprietary information of the Company consistent with the AT WILL EMPLOYMENT, INVENTIONS ASSIGNMENT, NON-DISCLOSURE, AND ARBITRATION AGREEMENT you will be required to sign as a condition of employment.

Your employment will be “at will,” and as such, you will be free to leave your employment with the Company at any time. Similarly, the Company may terminate your employment at any time for any or no reason, with or without cause or notice. At-will status may only be modified on an individual or collective basis via a written contract or agreement signed by the Company’s General Counsel or Chief Executive Officer.

Notwithstanding the foregoing, the Company may terminate your employment for Cause at any time after providing written notice to you, and if after receipt of such notice, you fail within seven

(7) days to cure the issue constituting such cause (if curable). For purposes of this Agreement, the term “Cause” shall mean:

i.
conviction or plea of nolo contendere of any felony, serious violation of law, or a crime involving moral turpitude;
ii.
refusal to perform the customary and legal employment duties reasonably related to his position or follow the lawful direction of the CEO (other than as a result of vacation, sickness, illness, or injury);
iii.
neglect or poor performance of duties, if not remedied to the satisfaction of the Company after written notice has been given;
iv.
in the good faith judgment of the Company, fraud, dishonesty that has a material impact on the Company, or embezzlement of Company property or assets;
v.
willful misconduct or gross negligence with respect to the Company or any of its subsidiaries that may, in the good faith judgment of the Company, result in a breach of trust or have a material adverse effect on the Company;
vi.
a breach or violation of any provision of this Agreement, any other agreement with the Company, or any established policy of the Company, including, but not limited to, harassment, discrimination, or retaliation, or in the good faith judgment of the Company, any unauthorized use or disclosure of confidential information or trade secrets of the Company;

If the Company terminates the Executive without Cause or you terminate with Good Reason, the Company shall pay the Executive an amount equal to twelve (12) months of the Executive’s then- current Base Salary, paid in a lump sum within sixty (60) days following the Executive’s termination, subject to all applicable tax or other withholding. You will receive the additional compensation set forth in this section if you execute (and do not revoke) a separation agreement and release in a form reasonably satisfactory to the Company on or after your employment termination date, but no later than the date required by the Company (which shall not be later than 60 days following your termination). For the avoidance of doubt, you shall not be eligible for any such payment unless and until you begin employment on June 3, 2024, or such other date as agreed to by the parties in writing.

For purposes of this Offer Letter, “Good Reason” shall mean termination by you within ninety

(90) days of the initial existence of one of the conditions described below which occurs without your consent: (i) a material diminution in your base salary; (ii) material diminution in your authority, duties, or responsibilities as compared to those on the date of this Agreement; (iii) a change of more than 75 miles in the geographic location at which you must perform the services under this Agreement; (iv) any other action or inaction that constitutes a material breach of the Agreement by the Company. In order to terminate for Good Reason, you must provide notice to the Company of the existence of the applicable condition described above within thirty (30) days of the initial existence of the condition, upon the notice of which the Company must be provided a period of sixty (60) days during which it may remedy the condition and not be required to pay any amounts as set forth below for a Termination by you with Good Reason. You may terminate this employment under this Agreement without Good Reason after providing not less than sixty

(60) days advance written notice to the Company.

In the event of a termination without Cause or for Good Reason within six (6) months following a Change in Control, 100% of the outstanding equity awards granted to you by the Company or any affiliates (the “Equity Awards”) shall become immediately vested in full as of the date of your termination. The foregoing clause shall not apply to a Change in Control where the Equity Awards outstanding on the day immediately prior to the Change in Control were accelerated in full pursuant to the terms of the agreement triggering such Change in Control. For the avoidance of doubt, a Change in Control shall exist solely upon the acquisition of all of the equity interests of Terran Orbital Corporation or all or substantially all of its assets.

By signing below, you acknowledge, represent and warrant to the Company that you are not now under any obligation of a contractual nature to any person, business or other entity which is inconsistent or in conflict with this letter or which would prevent you from performing your obligations for the Company.

Employment with the Company is contingent upon your successful completion of all of the Company’s lawful pre-employment checks, which may include a background check. Consideration of any background check will be tailored to the requirements of the job as well as any limitations pursuant to applicable law. By signing below, you acknowledge that you will be required to execute any necessary consents to perform such checks.

The Company participates in the United States Government E-Verify program. For purposes of Federal Immigration Law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

This letter is merely a summary of the principal terms of our employment offer and is not a contract of employment for any definite period of time and does not otherwise confer any contractual rights whatsoever. Your employment will be “at will,” and as such you will be free to leave your employment with the Company at any time. Similarly, the Company may terminate your employment at any time for any or no reason, with or without cause or notice. At-will status may only be modified on an individual or collective basis via a written contract or agreement signed by the Company’s General Counsel.

This letter supersedes any prior or subsequent oral or written representations regarding the terms of potential employment with the Company. By signing below, you acknowledge that you are not relying on any representations other than those set forth in this letter.

If the terms set forth in this letter are acceptable to you, please sign and date this letter and return to the attention of Santina Michel; SVP and CHRO, at: santina.michel@terranorbital.com.

If you have any questions, please do not hesitate to e-mail me. Otherwise, this offer is valid only if it is accepted, signed and returned to us by May 22, 2024.

We look forward to having you as a member of our team.

Sincerely,
/s/ Marc Bell
Marc Bell CEO

Accepted by:
/s/ Peter Krauss
5/20/2024 Date